LAW OFFICES OF
                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                    A LIMITED LIABILITY PARTNERSHIP INCLUDING
                            PROFESSIONAL CORPORATIONS

                               75 EAST 55TH STREET

                          NEW YORK, NEW YORK 10022-3205

                            TELEPHONE (212) 318-6000

                            FACSIMILE (212) 319-4090

                             INTERNET www.phjw.com

                                   ----------

                         ROBERT P. HASTINGS (1910-1996)
                                    COUNSEL
                                  LEE J. PAUL
                              LEONARD S. JANOFSKY
                               CHARLES M. WALKER



WRITER'S DIRECT ACCESS                                           OUR FILE NUMBER




                                  June 16, 2000



Reich & Tang Equity Fund, Inc.
600 Fifth Avenue
New York, N.Y.  10020

Delafield Fund, Inc.
600 Fifth Avenue
New York, N.Y.  10020

         Re:      Reorganization of Reich & Tang Equity
                  Fund, Inc. into Delafield Fund, Inc.
                  ------------------------------------


Gentlemen:

                  We have acted as counsel to Delafield Fund, Inc. ("Delafield") and Reich & Tang Equity Fund, Inc. ("R&T Equity"), both Maryland corporations, in connection with an Agreement and Plan of Reorganization and Liquidation (the "Plan") adopted by the Boards of Directors of Delafield and R&T Equity on March 22, 2000, and to be presented to shareholders of R&T Equity on June 13, 2000. Pursuant to the Plan, substantially all of the then-existing assets of R&T Equity will be transferred to Delafield in exchange for (i) the assumption of all the obligations and liabilities of R&T Equity by Delafield and (ii) the issuance and delivery to R&T Equity of full and fractional shares of Delafield's shares of beneficial interest (the "Shares"), and such Shares shall be distributed by R&T Equity pro rata to its shareholders upon its liquidation. This opinion is furnished to you pursuant to sections 10(B) and 11(B) of the Plan. Capitalized terms used herein without definition which are defined in the Plan have the same respective meanings herein as therein.

         In rendering this opinion, (i) we have relied upon our knowledge that the Boards of Directors of Delafield and R&T Equity, including a majority of the directors who are not interested persons, have determined that the Reorganization is in the best interests of the existing shareholders of Delafield and R&T Equity, and (ii) we have relied as to factual



                          ADDITIONAL NEW YORK ADDRESS:
                 399 PARK AVENUE, NEW YORK, NEW YORK 10022-4697

Delafield and R&T Equity
June 16, 2000
Page 2

matters on representations provided by the officers of Delafield and R&T Equity and have not independently established or verified the accuracy of such factual matters.

         As counsel for Delafield and R&T Equity, we have reviewed their Articles of Incorporation, By-laws, resolutions of the Board of Directors, registration statements (including the prospectuses contained therein), and the combined prospectus/proxy statement prepared in contemplation of the Reorganization and filed with the Securities and Exchange Commission under the inquiries of public officials and officers of Delafield and R&T Equity and have examined originals, certified copies or copies otherwise identified to our satisfaction of such other documents, records and other instruments as we have deemed necessary or appropriate for the purposes of our opinions. With respect to all documents we reviewed or examined, we have assumed the genuineness of all signatures on original documents and the conformity to the original documents of all copies.

         We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not express any opinion as to the laws of other states or jurisdictions except as to matters of Federal law and, with respect to the limited scope of this opinion, Maryland corporate law.

         Based upon, and subject to, the foregoing, we are of the opinion that:

                  (1) Delafield and R&T Equity are organized as Maryland corporations and are validly existing under the laws of Maryland with full corporate power to act as open-end investment companies of the management type registered under the 1940 Act,

                  (2) the Plan and the Reorganization provided for therein have been duly authorized and approved by all requisite corporate action of Delafield and R&T Equity, making said Plan and the Reorganization valid, binding and enforceable upon Delafield and R&T Equity,

                  (3) the Plan and the Reorganization provided for therein does not result in any violation of the Articles of Incorporation or By-laws of Delafield and R&T Equity, and

                  (4) Delafield Shares to be issued pursuant to the Reorganization will be duly authorized and upon issuance thereof in accordance with the Plan will be validly issued, fully paid and non-assessable Shares.


         This opinion letter is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental

Delafield and R&T Equity
June 16, 2000
Page

agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof. We specifically disclaim any responsibility to update or supplement this opinion letter to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

                                       Very truly yours,
                                       /s/ Paul, Hastings, Janofsky & Walker LLP




NEW YORK55\1396.1